November 1, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS COMPLETES ACQUISITION OF GAS SUPPLY RESOURCES

DENVER - DCP Midstream Partners, LP (NYSE: DPM; the Partnership) has completed its previously announced acquisition of Gas Supply Resources (GSR) from Duke Energy Field Services (DEFS), the parent of the Partnership’s general partner for approximately $77 million, subject to standard closing adjustments. The purchase price consists of cash from debt drawn on the Partnership’s existing credit facility and approximately 200,000 partnership units.

GSR is the largest wholesale propane logistics company in the northeastern U.S., with six owned rail terminals, one leased marine terminal, access to several open-access pipeline terminals and 475,000 barrels of storage capacity. Also included in the purchase price is the cost of a new wholesale propane pipeline terminal under construction in Midland, Pa., anticipated to be completed during the fourth quarter. The Partnership will provide the capital remaining to be spent to complete the Midland terminal, resulting in the total purchase price of approximately $77 million. The Midland terminal will provide better propane supply and logistics for this geographic region, with good transportation access and 2.3 million gallons of total storage capability.

GSR’s diverse propane supply portfolio, significant storage capabilities, and multiple terminal locations allow it, as a wholesaler, to provide reliable supplies during peak demand periods. These characteristics also make GSR a premier base load wholesale propane supplier in the northeastern U.S. and reduce its exposure to unfavorable weather patterns.

November 1, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

“We are excited to complete the acquisition of GSR, a business with multiple organic growth opportunities that provides immediate accretion to our unitholders,” said Jim Mogg, chairman of the board of directors of the Partnership’s general partner. “GSR’s business model allows us to mitigate commodity risk by tying the index-based propane purchase and sale prices of our contracts to generate fee-like earnings.”

The acquisition is forecasted to add approximately $8.5 million to the Partnership’s 2007 EBITDA. DEFS will continue to operate the GSR assets on behalf of the Partnership after the transaction closes.

NON-GAAP FINANCIAL INFORMATION

This press release includes the non-generally accepted accounting principles (“non-GAAP”) financial measure of EBITDA. We define EBITDA as net income less interest income plus interest expense and depreciation and amortization expense. Non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations.

Our EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA in the same manner.

EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

November 1, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

•	financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure; and
•	viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Reconciliation of Non-GAAP Measures:

Forecasted
($ in millions)	2007

Net Income	$3.0

Add:
Interest Expense	4.3
Depreciation and Amortization	1.2

EBITDA	$8.5

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, compresses, processes, transports and markets natural gas and produces, transports and markets natural gas liquids. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by Duke Energy Field Services, a joint venture between Duke Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

November 1, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners including projections, estimates, forecasts, plans and objectives. These statements are based on management’s current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include, but are not limited to, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership’s counterparties, the Partnership’s ability to access the debt and equity markets, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership’s transactions, changes in commodity prices, interest rates, demand for the Partnership’s services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from what is expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

November 1, 2006	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

Information contained in this press release is unaudited, and is subject to change.
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